Pinnacle Foods Appoints Christopher Slager EVP & President of Duncan Hines Grocery Division

Parsippany, NJ, October 29, 2013 - Pinnacle Foods Inc. (NYSE: PF) today announced that Christopher Slager has been named Executive Vice President and President, Duncan Hines Grocery Division, effective November 4, 2013. Slager will report to Chief Executive Officer Bob Gamgort.

Slager, 44, was most recently with Campbell Soup Company as Vice President and General Manager, North America Foodservice and also held various leadership positions at Campbell since 2002, including Vice President of Marketing for Soups. He began his career at The Procter & Gamble Company, where he held brand management positions on Folgers Coffee and Jif Peanut Butter, in addition to leading new business development teams responsible for developing and launching business propositions for multiple P&G brands. Slager earned a Bachelor of Science degree in Electrical Engineering from Tulane University and an MBA at The A.B. Freeman School of Business at Tulane.

Commenting on the announcement, Bob Gamgort stated, “I am pleased to welcome Chris to Pinnacle in the important role of President of our Duncan Hines Grocery Division. His broad-based food industry experience in general management, marketing and innovation will make him a strong addition to our team.”

Financial Contact
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Senior Vice President, Investor Relations
Pinnacle Foods Inc.
973-541-8629

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Pinnacle Foods Media Relations
Pinnacle Foods Inc.
973-541-8620
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About Pinnacle Foods Inc.

In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company ranked on Fortune Magazine's 2012 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 12 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, , Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.